UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 23, 2009

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Federally chartered instrumentality of the United States	001-14951	52-1578738
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1133 Twenty-First Street, N.W., Suite 600, Washington D.C.		20036
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code (202) 872-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 28.9 under the Securities Act (17 CFR 230.28.9)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.02	Unregistered Sales of Equity Securities.

On October 23, 2009, Farmer Mac sold 578 shares of its Series C non-voting cumulative preferred stock (“Series C”) to National Rural Utilities Cooperative Finance Corporation (“National Rural”).  The terms and conditions of Series C are described in more detail in Farmer Mac’s Current Report on Form 8-K filed on December 30, 2008 and Farmer Mac’s Annual Report on Form 10-K filed on March 16, 2009.  Farmer Mac sold the 578 shares of Series C to National Rural for an aggregate purchase price of $578,000, or $1,000 per share.  The shares were sold without registration under the Securities Act of 1933, as amended, in reliance upon the exemption provided by Section 3(a)(2).  The 578 shares sold to National Rural resulted in there being 57,578 shares of Series C outstanding as of the date of this report.

In conjunction with the issuance and sale of the 578 shares of Series C to National Rural, Farmer Mac guaranteed up to $28.9 million of clean renewable energy bonds offered and sold to third party investors.  The bonds were issued by National Rural to fund certain rural utilities loans for clean renewable energy projects.  The bonds represent general obligations of National Rural and are secured by rural utilities loans and cash in an amount at least equal to the total principal amount of the bonds outstanding.  As a condition to Farmer Mac’s guarantee of the bonds, National Rural was required to purchase shares of Series C in an amount equal to 2 percent of the outstanding principal amount of the bonds as of the closing date.  This feature is part of a program Farmer Mac has developed under which a participant utilizing Farmer Mac for guarantee and purchase transactions involving portfolios of qualified loans will be required to purchase an equity interest in Farmer Mac in the form of shares of Series C, thereby enabling Farmer Mac to raise additional capital to support its mission of providing liquidity and lending capacity to agricultural and rural utilities lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

Date:	October 29, 2009	/s/ Jerome G. Oslick
Name: Jerome G. Oslick
Title: Vice President – General Counsel